UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016 (January 27, 2016)
ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed by Alpha Natural Resources, Inc. (the “Company”), on August 3, 2015, the Company and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases are being jointly administered under the caption In re: Alpha Natural Resources, Inc., et al., Case No. 15-33896 (the "Bankruptcy Case").

On January 27, 2016, the Bankruptcy Court entered an order approving the implementation of the Key Employee Incentive Plan for Certain Insider Employees for 2016 (the “KEIP”). The KEIP provides potential cash incentive payments to seven executive employees of the Company and eight non-executive employees of the Company who were not permitted to participate in the Key Employee Retention Program (together, the “KEIP Participants”), including two of the Company’s named executive officers.

The KEIP has one six-month performance period, commencing on January 1, 2016 and ending on June 30, 2016. Under the KEIP, during the performance period, the KEIP Participants will earn incentive payments upon achievement of certain performance goals across specific performance metrics. The performance metrics include: annualized cost savings, specified levels of adjusted ending book cash and safety and environmental metrics. The performance goals for the cost savings and ending book cash metrics relate to specific dollar amounts that must be achieved. The performance targets will be adjusted to reflect the effects of asset sales, financing-related transactions and certain other events to neutralize their impact. KEIP Participants are entitled to payments under the KEIP at or between threshold, target or maximum payout opportunities with respect to each performance metric, depending the level of achievement of the performance metrics. KEIP Participants are not entitled to payment for achievement of any performance metric that falls below threshold performance.

Each performance metric is weighted differently and has different target opportunities, as follows: (i) the annual cost savings metric is 30% of the total payout opportunity, with an aggregate cost of $2.04 million at target; (ii) the ending book cash metric is 55% of the total payout opportunity, with an aggregate cost of $3.75 million at target; (iii) the safety metric is 7.5% of the total payout opportunity, with an aggregate cost of $0.511 million at target; and (iv) the environmental metric is 7.5% of the total payout opportunity, with an aggregate cost of $0.511 million at target. In addition, all award payments will be deemed earned at target upon the occurrence of either of the following prior to June 30, 2016: (A) a confirmation of a chapter 11 plan or (B) one or more change of control transactions, or combinations thereof, for assets representing more than 50% of the assets of the debtors in the bankruptcy action.

The aggregate cost of the KEIP, if no performance goals were achieved, would be $0. The aggregate cost of the KEIP, if performance goals were achieved at threshold, target and maximum levels across all metrics for the performance period, would be $3.408 million, $6.816 million or $11.928 million, respectively. Certain details relating to the payout opportunities for the individual participants have been filed under seal with the Bankruptcy Court.

75% of a KEIP Participant’s earned incentive award will be paid within 30 days of June 30, 2016, and 25% will be paid upon confirmation of a chapter 11 plan, if a chapter 11 plan is confirmed by December 31, 2016. If a chapter 11 plan is not confirmed by December 31, 2016, the remaining 25% of the incentive award will be forfeited. If a KEIP Participant is terminated without cause before the occurrence of any of the events, or before the end of the performance period, such KEIP Participant will remain eligible to receive payments in the normal course under the KEIP based on actual performance. All KEIP Participants will be deemed to have waived any claim related to any retention agreement that had not expired on August 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

Date: January 29, 2016	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary